EXHIBIT 10.19
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of September 25, 2004 (the “Effective Date”), by and between Acuity Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Dale R. Pfost (“Executive”).
     WHEREAS, the Company and Executive were previously parties to that certain Employment Agreement dated as of March 27, 2003 (the “Original Employment Agreement”);
     WHEREAS, on September 24, 2004, the Company issued shares of its Series B Convertible Preferred Stock (the “Series B Shares”) to a group of investors (the “Investors”) pursuant to a Series B Preferred Stock Purchase Agreement (the “Purchase Agreement”);
     WHEREAS, to satisfy a condition precedent to the Investors’ obligations under the Purchase Agreement, the Company and Executive entered into a Termination Agreement and Release (the “Termination Agreement”), pursuant to which, among other things, (i) the Company agreed to issue to Executive 100,000 Series B Shares (the “Executive Shares”), a warrant (the “Executive Warrant”) exercisable for the purchase of up to 12,500 shares of the Company’s Common Stock (the “Common Stock”), an option exercisable for the purchase of up to 141,000 Series B Shares and an option exercisable for the purchase of up to 43,500 shares of Common Stock (the “Executive Options”), (ii) the Original Employment Agreement was terminated and (iii) the Company and Executive agreed to enter into a new employment agreement upon the terms and subject to the conditions contained in the Termination Agreement; and
     WHEREAS, the Company and Executive desire to enter into this Agreement to comply with the terms and conditions of the Termination Agreement and to set forth the terms and conditions of Executive’s employment by the Company and the rights and obligations of the parties upon termination of such employment.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Employment. The Company shall employ Executive as its President and Chief Executive Officer, and Executive accepts such employment and agrees to remain in the employ of the Company, upon the terms and conditions set forth in this Agreement during the Employment Period (as defined below). Executive shall report directly to the Board of Directors of the Company (the “Board”). From the Effective Date through the first anniversary thereof, Executive shall serve as the Chairman of the Board.
     2. Performance of Duties.
     (a) During his employment by the Company, Executive shall devote his best efforts and his entire business time, ability and attention to the business affairs of the Company and shall faithfully and efficiently perform such duties, consistent with the stature and responsibility of his position, as may be assigned to him from time to time by the Board.

     (b) Notwithstanding any provision herein to the contrary, Executive shall not be precluded from devoting reasonable periods of time required for serving as a member of no more than two committees or advisory boards or boards of directors of companies or organizations which have been approved by the Board, so long as such memberships or activities do not interfere with the performance of Executive’s duties hereunder and are not directly or indirectly competitive with, nor contrary to, the business or other interests of the Company. Such approval shall not be unreasonably denied and shall be provided to Executive within ten (10) business days of the actual receipt by the Company of such request. Failure by the Company to respond to the Executive within ten (10) business days of the actual receipt by the Company of such request shall be deemed approval of such request. The Company approves of the Executive’s current outside activities, which are listed on Exhibit “A” attached hereto.
     3. Term of Employment. The term of Executive’s employment (the “Employment Period”) shall commence on the Effective Date and, unless earlier terminated in accordance with the terms hereof, shall end on September 24, 2006. Except as hereinafter provided, on the second anniversary of the Effective Date and on each subsequent anniversary thereof, the Employment Period shall be automatically extended for one additional year unless either party shall have given to the other party written notice of non-extension at least thirty (30) days prior to such anniversary. If written notice of non-extension is given as provided above, the Executive’s employment under this Agreement shall terminate on the last day of the Employment Period (as it may be extended pursuant hereto).
     4. Base Salary and Benefits.
     (a) The Company agrees to pay Executive an annual salary in the amount of $265,000 per annum, with such salary to be reviewed (but not decreased) annually by the Board or an appropriate committee thereof (such salary, as the same may be adjusted from time to time, is hereinafter referred to as the “Base Salary”), payable in accordance with standard payroll practices of the Company. Base Salary shall be considered by the Board for increase based upon performance and other considerations as appropriately determined by the Board, including without limitation performance assessment, market assessment for comparable executive and employment terms and awards as may be deemed appropriate from time to time. The Board’s first annual review of the Executive to consider Executive’s Base Salary shall take place no later than the end of the calendar year 2005. At this review, the Board will consider the performance of Executive for the last quarter of year 2004 and for calendar year 2005.
     (b) The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his services, duties and responsibilities under this Agreement in a manner that is consistent with the Company’s policies in effect from time to time (including business travel policies); provided that Executive shall furnish to the Company reasonably adequate records and documentary evidence of such expenses. The Company shall reimburse Executive for his legal fees incurred in connection with this Agreement up to a maximum of $3,000.
     (c) Executive shall be entitled to participate in any health benefit plan, retirement, supplemental income or benefit plans which the Company in its sole discretion sponsors for the members of senior management generally.

     (d) Executive shall be entitled to four weeks of compensated vacation time each year, in addition to Company recognized holidays and sick days taken in accordance with the Company’s policies in effect from time to time. On the day prior to each anniversary of the Effective Date, accrued but unused vacation will be carried forward automatically to the next year without loss or limitation; including twenty eight days accrued and unused vacation from the start date of April 9, 2003; provided, however, that Executive shall not be permitted to take more than six weeks vacation in any 12-month period, unless (i) approved by the Board or (ii) if Executive or Company shall have notified the other party of its intention not to renew this Agreement in accordance with Section 3.
     5. Bonus. Executive shall be eligible to receive an annual merit bonus. Payment of any bonus shall be at the sole discretion of the Board. Bonuses shall be based upon performance and other considerations as appropriately determined by the Board, including without limitation performance assessment, market assessment for comparable executive and employment terms and awards as may be deemed appropriate from time to time. The Board’s first annual review of the Executive to consider any bonus shall take place no later than the end of the calendar year 2005. At this review, the Board will consider the performance of Executive for the last quarter of year 2004 and for calendar year 2005.
     6. Restricted Shares. In connection with the Company’s and Executive’s entry into the Original Employment Agreement, the Company issued 100,000 shares of its Common Stock to Executive (the “Restricted Shares”) pursuant to a Restricted Stock Agreement dated March 31, 2003 (the “Restricted Stock Agreement”). The Restricted Stock Agreement shall be amended and restated to replace the definitions of “Cause” and “Good Reason” contained therein with the definitions provided in Section 8(f) and to replace the term “permanent disability” as used therein with the term and definition of “Disability” set forth in Section 8(e). All other terms of the Restricted Stock Agreement shall remain the same and the Restricted Shares shall continue to vest in accordance with, and shall remain subject to the terms of, the Restricted Stock Agreement. A list of the Executive Shares, Executive Warrants, Executive Options, Restricted Shares, and any other equity awards granted to the Executive, along with a summary of the vesting schedule for each such award which is subject to vesting, is set forth on Exhibit “B” attached hereto, which Exhibit may be amended from time to time as additional equity awards are granted to the Executive.
     7. Annual Awards. Executive shall be eligible to participate in the Company’s stock option plans and programs in effect from time to time and will be eligible for consideration for grants under such plans for calendar years during the Employment Period commencing January 1, 2005 on the same basis as other members of senior management generally. Awards will be in the sole discretion of the Board, and shall be based upon performance and other considerations as appropriately determined by the Board, including without limitation performance assessment, market assessment for comparable executive and employment terms and awards as may be deemed appropriate from time to time. The Board’s first annual review of the Executive to determine the size of any annual award shall take place in the first calendar quarter of 2005. At this review, the Board will consider the performance of Executive for the calendar year 2004.

     8. Termination Payments.
     (a) For Cause by the Company or Without Good Reason by Executive. The Company may terminate Executive’s employment hereunder for Cause (as defined below) and Executive may terminate his employment hereunder without Good Reason (as defined below). In the event of such termination, Executive’s compensation and benefits hereunder shall cease as of the effective date of termination and the Company shall pay Executive all amounts accrued but unpaid under this Agreement as of the date of such termination. The Company shall not thereafter be obligated to make any further payments to Executive. In addition, in the event of such termination, during the first ninety (90) days after the Effective Date, (i) the Company shall have the right, exercisable in the sole discretion of the Board, to repurchase the Executive Shares for a purchase price equal to the lesser of $1.65 (adjusted for stock splits, recapitalizations, or other similar event) and the then-current fair market value per share and (ii) the Executive Warrants and the Executive Options shall automatically terminate and be of no further force or effect.
     (b) Upon Non-Renewal by Executive. If Executive’s exercises his right not to renew this Agreement:
          (1) the Company shall pay Executive all amounts accrued but unpaid under this Agreement as of the effective date of such termination;
          (2) the Executive Warrant and the Executive Options shall remain outstanding in accordance with their terms; except that the Executive Warrant and the Executive Options shall be exercisable by the Executive, Executive’s estate or by the Executive’s beneficiaries for a period of two (2) years following termination pursuant to this Section 8(b); and
          (3) any options or other convertible securities issued to Executive before the Effective Date (other than the Executive Warrant and the Executive Options) shall remain outstanding subject to their terms; except that all equity awards (including without limitation, Restricted Shares and Annual Awards) shall be exercisable by the Executive, Executive’s estate or by the Executive’s beneficiaries for a period of at least six (6) months following termination pursuant to this Section 8(b).
     (c) Without Cause by the Company, for Good Reason by Executive or Upon Non-Renewal by Company. The Company may terminate Executive’s employment hereunder without Cause or exercise its right not to renew this Agreement and Executive may terminate his employment hereunder for Good Reason. If Executive’s employment is terminated by the Company without Cause (and other than due to his death or Disability), the Company exercises its right not to renew this Agreement or if Executive terminates his employment for Good Reason:
          (1) the Company shall pay Executive all amounts accrued but unpaid under this Agreement as of the effective date of such termination;
          (2) provided that Executive executes a release in form and substance reasonably satisfactory to the Board (the “Release”), and as long as Executive is in compliance with the provisions of Sections 9, 10 and 11, Executive shall continue to receive the Base Salary for a period commencing on the effective date of termination and ending on the first anniversary thereof (the “Severance Period”); provided, however, that all amounts payable under this Section 8(c)(2)

shall be subject to reduction by all amounts paid to Executive by another person or entity for employment or consulting services provided by Executive during the Severance Period, subject to Section 10(a);
          (3) provided that Executive executes the Release, and as long as Executive is in compliance with the provisions of Sections 9, 10 and 11, the Company shall reimburse Executive for his cost of purchasing medical benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, during the Severance Period until such time as Executive is eligible to receive medical benefits from another person or entity comparable to those provided by Company immediately prior to his termination;
          (4) the Executive Shares shall not be subject to repurchase and the Executive Warrant and the Executive Options shall remain outstanding in accordance with their terms;
          (5) any options or other convertible securities issued to Executive on or after the Effective Date shall continue to vest in accordance with their vesting schedules, but only during the Severance Period, and any such unvested options or other convertible securities remaining at the termination of the Severance Period shall be forfeited; and
          (6) any options or other convertible securities issued to Executive before the Effective Date shall remain outstanding subject to their terms; except that all equity awards (including without limitation, Restricted Shares and Annual Awards) shall be exercisable by the Executive, Executive’s estate or by the Executive’s beneficiaries for a period of at least one (1) year following termination pursuant to this Section 8(c).
     (d) Death. Executive’s employment hereunder shall automatically terminate in the event of Executive’s death. If Executive’s employment is terminated due to Executive’s death, the Company shall pay to Executive’s estate or legal representative all amounts accrued but unpaid under this Agreement as of the effective date of Executive’s termination and thereafter shall not have any further obligation or liability under this Agreement. In addition, the Executive Shares shall not be subject to repurchase and the Executive Warrant, the Executive Options and all other options and other convertible securities shall remain outstanding subject to their terms, except that all equity awards (including without limitation, Restricted Shares and Annual Awards) shall be exercisable by the executors or administrators of the Executive’s estate or by the Executive’s beneficiaries for a period of at least three (3) years following termination pursuant to this Section 8(d).
     (e) Disability. If Executive is incapacitated by accident, sickness or otherwise so as to render him, for any period totaling 60 or more days during any consecutive twelve-month period, or in the reasonable opinion of the Board, is mentally or physically incapable of performing the services required of him under this Agreement, the Company may terminate his employment immediately following such 60-day period by giving him written notice specifying the effective date of termination. In the event of such termination:
          (1) the Company shall pay to Executive all amounts accrued but unpaid under this Agreement as of the last day of Executive’s employment with the Company and thereafter shall not have any further obligation or liability under this Agreement;

          (2) prior to such termination under this Section 8(e), Executive shall continue to receive his compensation under Section 4, provided such compensation shall be subject to reduction by any disability insurance payments received by Executive for which the Company makes premium payments; and
          (3) the Executive Shares shall not be subject to repurchase and the Executive Warrant, the Executive Options and all other options and convertible securities shall remain outstanding subject to their terms; except that all equity awards (including without limitation, Restricted Shares and Annual Awards) shall be exercisable by the Executive, Executive’s estate or by the Executive’s beneficiaries for a period of at least three (3) years following termination pursuant to this Section 8(e).
     (f) Certain Definitions.
          (1) As used herein, “Cause” shall mean (i) Executive’s commission of fraud in connection with Executive’s employment or intentional theft, misappropriation or embezzlement of the Company’s funds; (ii) Executive’s conviction of or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is the punishment; (iii) Executive’s material breach of his obligations under this Agreement, which breach has not been cured as set forth below; (iv) Executive’s willful violation of any express direction or requirement established by the Board in good faith and which violation has not been cured as set forth below; (v) Executive’s incompetence or misconduct in the performance of, or neglect of, Executive’s duties hereunder which is materially detrimental to the Company and has not been cured as set forth below; (vi) Executive’s material violation of policies of the Company which adversely affects the Company and has not been cured as set forth below; (vii) Executive’s use of alcohol or other drugs which interfere with the performance of Executive’s duties, or the conviction of or Executive’s entering of a guilty plea or plea of no contest with respect to the use of any illegal drugs or narcotics; or (viii) any other conduct by Executive that would adversely affect the Company or its reputation and has not been cured as set forth below.
          All determinations of “Cause” shall be made by a majority of the Board provided, that, Executive shall abstain from any such determination and Executive’s presence at a meeting in respect thereof shall not count toward the quorum at such meeting. If the Company elects to terminate Executive’s employment for Cause pursuant to clauses (iii), (iv), (v), (vi) and (viii) of the definition of “Cause” and the action or inaction prompting such termination is capable of cure, the Company shall first give Executive written notice thereof, including a description of the evidence upon which the Board has relied to support such finding and, a period of forty five (45) days (the “Cause Notice Period”) from the date of such notice to cure the action or inaction giving rise to the written notice. If such action or inaction is not cured by Executive by the end of the Cause Notice Period, as determined by the majority of the Board (Executive shall abstain from any such determination and Executive’s presence at a meeting in respect thereof shall not count toward the quorum at such meeting) and communicated to the Executive in writing, such termination shall be effective upon the first day after the expiration of the Cause Notice Period.
          (2) As used herein, “Good Reason” shall mean (i) any action by the Company which results in a substantial diminution in Executive’s position, authority, duties or responsibilities (including status, offices, titles and reporting requirements and Executive’s status as chairman of the Board during the one-year period commencing on the Effective Date) contemplated by this Agreement, or (ii) material breach by the Company of its obligations under this Agreement or (iii) the Company’s requiring the Executive to be based at any office or location other than the Company’s offices in Philadelphia, Pennsylvania or within a radius of forty five (45) miles of Philadelphia, Pennsylvania, except for travel reasonably required in connection with the performance of the Executive’s responsibilities hereunder, unless the Company reimburses the Executive for all reasonable out of pocket costs incurred by the Executive in connection with such relocation, including reimbursement of any federal, state or local income or payroll taxes incurred by the Executive with respect to payments made by the Executive or on the Executive’s behalf so that the Executive shall be made whole on an after-tax basis. If Executive elects to terminate his employment for Good Reason pursuant to clause (ii) of the definition of “Good Reason,” Executive shall first give the Board written notice thereof, including all evidence on which Executive has made such a finding and a period of forty five (45) days (the “Good Reason Notice Period”) from the date of such notice to cure such breach. If such breach is not cured by the Company by the end of the Good Reason Notice Period with such cure being communicated to the Executive in writing, such termination shall be effective upon the first day after the expiration of the Good Reason Notice Period.
          (3) Notice of Termination. Notice with respect to any purported termination of employment pursuant to clauses (iii), (iv), (v), (vi) and (viii) of the definition of “Cause” where the action or inaction prompting such termination is capable of cure shall be provided in accordance with the procedures set forth in such definition. Notice with respect to any purported termination of employment pursuant to clause (ii) of the definition of “Good Reason” shall be provided in accordance with the procedures set forth in such definition. Notice of a termination of employment pursuant to Section 8(d) shall not be required to be given; however, the Company shall promptly provide to the estate or beneficiaries of the Executive a summary of all compensation, equity awards, benefits and other assets related to the Company to which the estate or beneficiaries of the Executive shall be entitled and any vesting and other restrictions thereon pursuant to this Agreement and otherwise. Any other purported termination of employment shall be communicated by a written Notice of Termination. A “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the basis for termination of employment under the provisions so indicated and shall indicate the effective date of termination.
9. Inventions and Ideas.
     (a) Disclosure. Executive shall promptly and fully disclose to the Company, with all necessary detail, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written by Executive (whether or not at the request or upon the suggestion of the Company), solely or jointly with others, during the period of Executive’s employment by the Company that (i) applies to the historical or current fields of business or technology of the Company or any anticipated fields of business or technology of the Company or (ii) are otherwise made through the material use of the Company’s time, facilities or materials (the foregoing being hereinafter referred to collectively as the “Inventions”);

     (b) Assignment and Transfer. Executive agrees to assign and transfer to the Company all of Executive’s rights, titles and interests in and to each of the Inventions, and Executive further agrees, at any time or from time to time promptly upon the request of the Company or its successors or assigns, to do, execute, acknowledge and deliver, or that he will cause to be done, executed, acknowledged and delivered, to the Company or its successors or assigns, as the case may be, all such further acts, transfers, assignments, deeds, powers and assurances of title, and additional papers and instruments, and will do or cause to be done all acts or things as often as may be proper or necessary or advisable for better assuring, conveying, transferring and assigning the Inventions, and effectively to carry out the intent hereof, and to vest in the Company the entire right, title and interest of Executive in and to all of the Inventions, including applications for and assignments of patents and copyrights, and all renewals thereof, as may be necessary to obtain patents and copyrights in any and all countries, and Executive will warrant the same to the Company and its successors and assigns and will cooperate in the defense of any claims or demands.
     (c) Power of Attorney. If the Company is unable, after reasonable effort, to secure Executive’s signature on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to an Invention, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with respect to an Invention with the same legal force and effect as if executed by Executive.
10. Noncompetition; Nonsolicitation.
     (a) During the Employment Period and until the earlier of (i) the one year anniversary from the Employment Period (ii) the complete cessation of the Company’s business which business is not being continued by an assignee, successor or affiliate of the Company or (iii) the Involuntary Bankruptcy of the Company which results in the dissolution or cessation of business by the Company, Executive shall not: (1) engage or participate directly or indirectly in any business which is, or as a result of Executive’s engagement or participation would become, competitive with any aspect of the business of the Company and any specific applications or technologies in which the Company has initiated significant plans to develop (the “Competing Business”), such business currently being the development and commercialization of therapeutic compounds employing RNA interference technology for the treatment of ophthalmic disorders; (2) be or become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity engaged in any such Competing Business; or (3) seek in competition with the business of the Company to procure orders from or do business with any customer of the Company in connection with a Competing Business. Notwithstanding the foregoing, (A) Executive may own publicly traded debt or equity securities of other entities as a passive investors, as long as Executive does not own more than 1% of the outstanding amount of such securities and (B) upon Executive’s request, the Board in its sole discretion may elect to waive compliance by Executive with any of the provisions contained in this Section 10(a). As used herein “Involuntary Bankruptcy” shall mean the voluntary or involuntary bankruptcy (unless dismissed within ninety (90) days), or the institution of any proceeding by or against the Company seeking to adjudicate the Company bankrupt or insolvent or seeking (unless dismissed within ninety (90) days), protection or relief of the Company or its debts under any law relating to bankruptcy, insolvency or relief of debtors.
     (b) During the Employment Term and for a period of one year thereafter, Executive shall not: (i) solicit, or contact with a view to the engagement or employment by any person or entity of any person who is, or was within the six-month period preceding the termination of Executive’s employment hereunder, an employee of the Company; (ii) seek to contract with or engage (in such a way as to adversely affect or interfere with the business of the Company) any person or entity who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Company; or (iii) engage in or participate in any effort or act to induce any of the customers, associates, consultants, or employees of the Company to take any action which might be disadvantageous to the Company.
     11. Confidentiality. Executive acknowledges a duty of confidentiality owed to the Company and Executive agrees not to, at any time during or after the Employment Period, retain in writing, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Board, any trade secret, development plans, customer information, processes, product information and any other private or confidential information or knowledge of the Company, obtained or acquired by Executive while providing services to or while employed by the Company. Executive acknowledges that all development plans, computer software, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, Company books, records, and files and know-how acquired while providing services to or while employed by the Company are the property of the Company and shall not be duplicated, removed from the Company’s possession or premises or made use of other than in pursuit of the Company’s business or as may otherwise be required by law or any legal process, and, upon termination of employment for any reason, Executive shall deliver to the Company, without further demand, all copies thereof which are then in Executive’s possession or under Executive’s control.
     12. Injunctive Relief. Executive acknowledges that his compliance with the agreements in Sections 9, 10 and 11 hereof is necessary to protect the good will and other proprietary interests of the Company and that Executive has been and will be entrusted with highly confidential information regarding the Company and its technology and is conversant with the Company’s affairs, its trade secrets and other proprietary information. Executive acknowledges that a breach of any of his agreements in Sections 9, 10 and 11 hereof will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law; and Executive agrees that, in the event of any breach of the aforesaid agreements, the Company and its successors and assigns shall be entitled to injunctive relief and to such other and further relief as may be proper.
     13. Survival. It is expressly understood and agreed that all covenants and agreements set forth in Sections 8, 9, 10, 11, 12, 13 and 14 shall survive any expiration or termination of this Agreement.

     14. Miscellaneous.
     (a) Assignment. Executive shall not assign his obligations hereunder to any other person or entity, and any assignment by Executive in violation of the terms hereof shall be null and void. Subject to the foregoing, the rights and obligations of the parties under this Agreement shall inure to the benefit of, and shall be binding upon, the parties’ respective successors and assigns.
     (b) Notices. All notices, requests, consents and other communications required or permitted hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail, postage prepaid; by an overnight delivery service, charges prepaid; or by confirmed by telecopy; addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor:
if to the Company, to:
Acuity Pharmaceuticals, Inc.
3701 Market Street
Philadelphia, PA 19104
Attention: Chairman of the Compensation Committee
and Secretary of the Company
with a copy to:
Pepper Hamilton LLP
3000 Two Logan Square
Philadelphia, PA 19103
Attention: Ilan Katz, Esq.
if to Executive, to:
Dale Pfost
1525 Bardsey Dr.
Ambler, PA 19002
with a copy to:
Stark & Stark, P.C.
993 Lenox Drive
Lawrenceville, NJ 08648
Attention: Rachel Lilienthal Stark, Esq.
     (c) Entire Agreement. This Agreement, together with the Termination Agreement and the Restricted Stock Agreement, contains the entire agreement between the Company and Executive with respect to the subject matter hereof and shall supersede any and all prior agreements, and there have been no oral or other agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof.

     (d) Waivers and Further Agreements. Any waiver of any term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof; provided, however, that no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.
     (e) Amendments. Any amendment to this Agreement shall be in writing and signed by both parties hereto.
     (f) Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.
     (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.
     (h) Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
     (i) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the Commonwealth of Pennsylvania.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ACUITY PHARMACEUTICALS, INC.
By:	David A. Eichler
Title: Director & Member of Compensation Committee

EXECUTIVE:

/s/ Dale R. Pfost
Dale R. Pfost